Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61552) pertaining to the Ventas, Inc. Common Stock Purchase Plan for Directors; the Registration Statement (Form S-8 No. 333-97251) pertaining to the Ventas, Inc. 2000 Incentive Compensation Plan; the Registration Statement (Form S-8 No. 333-107951) pertaining to the Ventas, Inc. 2000 Stock Option Plan for Directors; the Registration Statement (Form S-8 No. 333-118944) pertaining to the Ventas Executive Deferred Stock Compensation Plan and Ventas Nonemployee Director Deferred Stock Compensation Plan; the Registration Statement (Form S-8 No. 333-126639) pertaining to the Ventas Employee and Director Stock Purchase Plan; the Registration Statement (Form S-8 No. 333-136175) pertaining to the Ventas, Inc. 2006 Incentive Plan and Ventas, Inc. 2006 Stock Plan for Directors; the Registration Statement (Form S-3 No. 333-155770) pertaining to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan; the Registration Statement (Form S-3 No. 333-158424) pertaining to preferred stock, depository shares, common stock, warrants and debt securities of Ventas, Inc.; and the Registration Statement (Form S-3 No. 333-165737) pertaining to the common stock of Ventas, Inc., of our report dated February 19, 2010 (except for Notes 2, 5, 13, 18 and 19, as to which the date is November 8, 2010) with respect to the consolidated financial statements and schedule of Ventas, Inc. and our report dated February 19, 2010 with respect to the effectiveness of internal control over financial reporting of Ventas, Inc. included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Chicago, Illinois

8 November 2010